Exhibit 99.1

R1 Appoints Alex Mandl as Lead Director

•	Steve Shulman Resigns as Chairman of the Board

•	Bert Zimmerli Appointed as Director

CHICAGO – March 26, 2018 – R1 RCM Inc. (“R1” or the “Company”) (NASDAQ: RCM), a leading provider of technology-enabled revenue cycle management services to healthcare providers, today announced changes to its Board of Directors. In connection, the Board has elected Alex Mandl as Lead Director, effective immediately.

Mr. Mandl has served on R1’s Board of Directors since November 2013 and brings significant board and executive leadership experience to the role of Lead Director. He currently serves as the non-executive chairman of Gemalto N.V, as well as a member of the board of directors of Genpact Limited and as a principal of ASM Investments. Mr. Mandl previously served as a director of Dell, Inc., where he was Lead Director from 2010 to 2013 at which time the company was taken private. He also previously served as a member of the Board of Directors of Arise Virtual Solutions Inc, executive chairman of Gemalto and president, chief executive officer of Gemplus which became Gemalto in 2006 with the merger of Axalto. He also previously served as chairman and chief executive officer of Teligent, Inc., and as AT&T’s president and chief operating officer, as well as executive vice president and chief financial officer.

Mr. Mandl’s appointment follows the resignation of Steve Shulman from his role as Chairman of the Board and as a member of the Board of Directors, effective April 2, 2018, in order to pursue other interests.

“It has been a privilege to serve as R1’s Chairman of the Board over the past four years,” said Mr. Shulman. “We successfully navigated a set of complex challenges. The turnaround has been successfully completed and I can say with confidence that R1 is now poised for significant growth. The next Chairman will have the pleasure of working with an impressive management team. I look forward to the Company’s continued success.”

The Company also appointed Bert Zimmerli, executive vice president and chief financial officer of Intermountain Healthcare, to the Company’s Board of Directors, effective immediately, in accordance with a previously announced agreement with Intermountain Healthcare. Mr. Zimmerli joined Intermountain Healthcare in 2003 and is responsible for the direction and oversight of all Intermountain Healthcare financial operations.

“We are pleased to welcome Bert to the Board of Directors,” said Mr. Mandl. “Bert brings to the Board significant leadership experience and financial expertise as CFO of Intermountain Healthcare. Additionally, we thank Steve for his service to R1. Steve has been an invaluable resource to the Company, providing leadership and perspective through R1’s continued evolution and growth.”

“In joining the Board, I am looking forward to supporting R1’s talented management team as it continues the execution of the Company’s financial and strategic objectives,” said Mr. Zimmerli. “R1 is well positioned in the market and has made significant progress in its goal of returning the Company to a path of sustained profitability.”

A committee of independent directors, including Mr. Mandl, has been formed to lead the process to identify and appoint R1’s next Board Chairman. Mr. Shulman will not stand for re-election at the Company’s next Annual Meeting of Stockholders. Mr. Shulman joined the Board of Directors in April 2013 and was elected Chairman in April 2014.

About Mr. Mandl

Mr. Mandl has served as a member of the R1 Board of Directors since November 2013. Mr. Mandl currently serves as the non-executive chairman of Gemalto N.V and a member of the board of directors of Genpact Limited. He previously served as executive chairman of Gemalto between June 2006 and December 2007 and as president and chief executive officer of Gemplus from 2002 to June 2006. He has served as principal of ASM Investments, a private company focusing on early stage funding in the technology sector, since 2001. From 1996 to 2001, Mr. Mandl was chairman and chief executive officer of Teligent, Inc., a telecommunications company. Mr. Mandl served as AT&T’s president and chief operating officer from 1994 to 1996, and as its executive vice president and chief financial officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was chairman and chief executive officer of Sea-Land Services Inc. He also served as a director of Dell Inc. from 1997 to October 2013. He was elected Lead Director from 2010 to 2013 at which time the company was taken private. Mr. Mandl served from 2007 to 2010 as a director of Hewitt Associates, Inc. and from March 2008 to October 2010 as a director of Visteon Corporation. Mr. Mandl was a member of the board of directors of Horizon Lines, Inc. from January 2007 and was Chairman from February 2011 until April 2012.

About Bert Zimmerli

Mr. Zimmerli serves as executive vice president and chief financial officer of Intermountain. Prior to joining Intermountain Healthcare, Mr. Zimmerli was the executive vice president and chief financial officer of the Methodist Hospital System in Houston, Texas. Prior to that, he served in numerous capacities with Memorial Hermann Healthcare System in Houston, including senior vice president, chief financial officer and was president of several of its smaller subsidiaries. He also was a partner in Ernst & Young’s Houston office, where he spent 16 years specializing in healthcare.

About R1 RCM

R1 is a leading provider of technology-enabled revenue cycle management services which transform a health system’s revenue cycle performance across settings of care. R1’s proven and scalable operating model, the R1 Performance Stack℠, seamlessly complements a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient-experience. To learn more visit: R1RCM.com

Contact:
R1 RCM Inc.
Investor Relations:
Atif Rahim
312-324-5476
investorrelations@r1rcm.com

Media Relations:
Natalie Joslin
678-585-1206
media@r1rcm.com